Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-0000) pertaining to the 2005 Stock Incentive Plan of Trex Company, Inc. of our reports dated March 14, 2008, with respect to the consolidated financial statements of Trex Company, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of Trex Company, Inc. filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Richmond, Virginia

May 5, 2008